Exhibit 10.1

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

INLAND AMERICAN REAL ESTATE TRUST, INC.

AND

XENIA HOTELS & RESORTS, INC.

DATED AS OF FEBRUARY 3, 2015

Section 6.08	Exclusion of Other Remedies	9

ARTICLE VII INDEPENDENT CONTRACTOR		9

ARTICLE VIII COMPLIANCE WITH LAWS		9

ARTICLE IX TERM AND TERMINATION		9

Section 9.01	Term	9
Section 9.02	Termination of this Agreement	10
Section 9.03	Effect	11

ARTICLE X DISPUTE RESOLUTION		11

Section 10.01	Dispute Resolution	11
Section 10.02	Waiver of Jury Trial.	12

ARTICLE XI MISCELLANEOUS		12

Section 11.01	Further Assurances	12
Section 11.02	Amendments and Waivers	12
Section 11.03	Entire Agreement	12
Section 11.04	Third Party Beneficiaries	12
Section 11.05	Notices	13
Section 11.06	Counterparts; Electronic Delivery	13
Section 11.07	Severability	13
Section 11.08	Assignability	14
Section 11.09	Governing Law	14
Section 11.10	Disclaimer of Representations and Warranties	14
Section 11.11	Force Majeure	15
Section 11.12	Construction and Interpretation	16
Section 11.13	Titles and Headings	16
Section 11.14	Schedules	16
Section 11.15	Specific Performance	16
Section 11.16	Limited Liability	17

SCHEDULE A		1

2

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into and effective as of February 3, 2015 (the “Effective Date”), by and between Inland American Real Estate Trust, Inc., a Maryland corporation (“Provider”), and Xenia Hotels & Resorts, Inc., a Maryland corporation (“Recipient”). Provider and Recipient may each be referred to herein as a “Party,” and are collectively referred to as the “Parties.” Capitalized terms used but not defined herein shall have the meanings given them in the Separation Agreement (defined below).

RECITALS

WHEREAS, Provider, through Recipient, has previously been engaged in the business of investing in premium full service, lifestyle and urban upscale hotels;

WHEREAS, the board of directors of Provider has determined that it is advisable and in the best interests of Provider to establish Recipient as an independent publicly traded company, and in furtherance thereof, to distribute to the stockholders of Provider, on a pro rata basis, 95% of the outstanding shares of common stock of Recipient (the “Separation”);

WHEREAS, Provider and Recipient have entered into that certain Separation and Distribution Agreement, dated as of January 20, 2015 (the “Separation Agreement”), to carry out, effect, and consummate the Separation; and

WHEREAS, pursuant to the Separation Agreement, the Parties have agreed that Provider shall provide (or cause to be provided) to Recipient and its Subsidiaries, and Recipient and its Subsidiaries shall receive, certain services and other assistance on a transitional basis following the Separation and in accordance with the terms of, and subject to, the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and mutual promises, covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

SERVICES

Section 1.01 General. In accordance with the provisions hereof, Provider shall provide (or cause to be provided) to Recipient and its Subsidiaries, and Recipient and its Subsidiaries shall receive, the services described on Schedule A attached hereto (each such service, a “Service” and, collectively, the “Services”). Schedule A may be amended from time to time by written agreement of the Parties.

Section 1.02 Quality of Services. Provider shall perform (or cause to be performed) the Services (i) in a workmanlike and professional manner, (ii) with the same degree of care as it exercises in performing its own functions of a like or similar nature, and, where applicable, in a manner substantially consistent with the quantity and scope of the Services provided by Provider to Recipient and its Subsidiaries in the ordinary course prior to the Effective Time (except to the extent otherwise provided herein), (iii) where applicable, utilizing persons set forth on Schedule A (each, a “Specified Person”), subject to the limitations set forth herein, and (iv) in a timely manner in accordance with the provisions of this Agreement and consistent with historical practice (except to the extent otherwise provided herein), it being understood that nothing in this Agreement will require Provider to favor Recipient and its Subsidiaries over the other business operations of Provider and its Subsidiaries.

Section 1.03 Duration of Services. Subject to the terms of this Agreement, Provider will provide (or cause to be provided) the Services to Recipient and its Subsidiaries until the Termination Date (as defined below) or earlier termination of this Agreement in accordance with Section 9.02, or if earlier, with respect to each Service, the earlier of (i) the expiration date for such Service set forth on Schedule A, or (ii) the date upon which such Service is terminated under Section 9.01(b); provided, however, that to the extent that Provider’s ability to provide a Service is dependent on the continuation of a related Service (and such dependence has been made known to the other Party), then Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such related Service.

Section 1.04 Third Party Services. Each Party acknowledges and agrees that certain Services provided on Schedule A-3 will be provided by third parties, and that such Services shall be provided by the third parties designated by Provider. If (a) Provider elects to engage a different third party to provide such Services than the third party previously engaged by Provider in connection with such Services or (b) such third party previously engaged by Provider in connection with such Services is unable or unwilling to provide any such Services, Provider shall promptly notify Recipient in writing, and shall use its commercially reasonable efforts to determine the manner in which such Services can best be provided, and, if there is any change to the Services provided as a result, including the level or cost thereof, Provider and Recipient shall negotiate in good faith to amend Schedule A as appropriate.

Section 1.05 Responsible Personnel.

(a) Provider shall designate a point of contact for each Service listed on Schedule A who will be directly responsible for coordinating and managing the delivery of such Service and have authority to act on behalf of Provider with respect to matters relating to such Service.

(b) If a Specified Person has been designated on Schedule A with respect to a Service, unless otherwise agreed in writing by the Parties, Provider will cause such Specified Person to provide such Service. If such Specified Person ceases to be employed by Provider or one of its Subsidiaries or goes on a leave of absence (i) Provider or Recipient may terminate such Service in accordance with Section 9.01(b), or (ii) the Parties may mutually agree to amend Schedule A to designate a replacement for such Specified Person.

(c) Except as set forth in subsection (b), Provider will have the right, in its reasonable discretion, to (i) designate which of its personnel will be involved in providing Services to Recipient, and (ii) remove and replace any such personnel, so long as there is no resulting increase in costs, or decrease in the level of service for Recipient; provided, however, that Provider will use its commercially reasonable efforts to limit disruption of the provision of Services to Recipient in the transition of the Services to different personnel.

(d) In the event that the provision of any Service by Provider requires the cooperation and services of applicable personnel of Recipient, Recipient will make available to Provider such personnel as may be necessary for Provider to provide such Service. Recipient will have the right, in its reasonable discretion, to (i) designate which of its personnel it will make available to Provider in connection with the receipt of such Service, and (ii) remove and replace any such personnel, so long as there is no resulting increase in costs to Provider in providing such Service or adverse effect on Provider’s ability to provide such Service; provided, however, that Recipient will use its commercially reasonable efforts to limit disruption of the provision of services by Provider in the transition of such personnel.

Section 1.06 Changes to Services. It is understood and agreed that Provider may from time to time modify, change or enhance the manner, nature and quality of any Service provided to Recipient to the extent Provider is making a similar change in the performance of such Services for Provider and its Subsidiaries; provided, however, that, except as set forth in Section 1.05(b), any such modification, change or enhancement will not reasonably be expected to materially negatively affect such Services. Provider shall furnish to Recipient substantially the same notice (in content and timing), if any, as Provider furnishes to its own organization with respect to such modifications, changes or enhancements.

Section 1.07 Amendments to Schedule A. Each amendment to Schedule A, as agreed to in writing by the Parties, shall be deemed part of this Agreement and any changes to the Services or other amendments set forth therein shall be subject to the terms and conditions of this Agreement.

ARTICLE II

COMPENSATION; BILLING

Section 2.01 Service Fees. In consideration for providing the Services, Provider will charge Recipient the fees indicated for each Service listed on Schedule A (each, a “Service Fee” and collectively, the “Service Fees”).

Section 2.02 Expenses. Except to the extent provided otherwise on Schedule A, in addition to the Service Fee, Provider shall also be entitled to charge Recipient for any reasonable, documented, out-of-pocket costs and expenses incurred by Provider in providing the Services (“Expenses”).

Section 2.03 Taxes. In addition to any amounts otherwise payable by Recipient pursuant to this Agreement, Recipient shall pay, be responsible, and promptly reimburse Provider, for any sales, use, value added, goods and services, excise, transfer, recording or similar taxes, including any interest, penalties or additional amounts imposed with respect thereto, imposed with respect to, or in connection with, the provision of Services or payment of any Service Fees hereunder.

Section 2.04 Payment of Fees. No later than the first day of each calendar month, Recipient shall pay to Provider the Service Fees due for the upcoming month in accordance with Schedule A. Payments shall be made by check or wire transfer of immediately available funds to one or more accounts specified in writing by Provider.

Section 2.05 Payment of Expenses. Within thirty (30) days after the end of each calendar month, Provider shall send Recipient an invoice that includes in reasonable detail the Expenses due in connection with the Services provided to Recipient. Payments of invoices shall be made by check or wire transfer of immediately available funds to one or more accounts specified in writing by Provider. Payment shall be made within thirty (30) days after the date of receipt of Provider’s invoice.

Section 2.06 Payment Delay; Finance Charges.

(a) If Recipient fails to make any material payment within thirty (30) days of the date such payment was due to Provider, Provider shall have the right, at its sole option, upon ten (10) days’ prior written notice (such notice, a “Suspension Notice”), to suspend performance of any Services until payment has been received.

(b) If Recipient fails to make any payment within sixty (60) days of the date such payment was due to Provider, a finance charge of two percent (2%) per month, payable from the date of the invoice to the date such payment is received and levied upon the balance of any such payment, shall be due and payable to Provider. In addition, Recipient shall indemnify Provider for its costs, including reasonable attorneys’ fees and disbursements, incurred to collect any unpaid amount.

(c) Recipient shall not be liable for the payment of any finance charges pursuant to this Section 2.06, and Provider shall not be authorized to suspend performance pursuant to this Section 2.06, to the extent, but only to the extent, that Recipient is in good faith disputing Service Fees or Expenses incurred under Sections 2.01 and 2.02.

Section 2.07 No Right to Set-Off. Recipient shall pay the full amount of all Service Fees and Expenses and shall not set off, counterclaim or otherwise withhold any amount owed to Provider under this Agreement on account of any obligation owed by Provider to Recipient.

ARTICLE III

COOPERATION AND CONSENTS

Section 3.01 General. Each Party shall reasonably cooperate with and provide assistance to the other Party in carrying out the provisions of this Agreement. Such cooperation shall include, but not be limited to, exchanging information, responding to inquiries, making adjustments and, subject to Section 3.03, obtaining all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder; provided, however, that neither Party shall be required to disclose privileged information to the other Party.

Section 3.02 Transition. At the request of Recipient in contemplation of the termination of any Services hereunder, in whole or in part, Provider shall cooperate with Recipient, at Recipient’s expense, in transitioning such Services to Recipient or to any third party service provider designated by Recipient.

Section 3.03 Consents. Provider will take commercially reasonable efforts to obtain, and to keep and maintain in effect, any third party licenses and consents necessary to provide the Services (the “Consents”). The costs relating to obtaining any such licenses or Consents obtained solely for the benefit of Recipient shall be borne by Recipient; provided, however, that Provider shall not incur any such costs that are not contemplated by Schedule A or consistent with historical practice of the Parties without the prior written consent of Recipient. If any such Consent is not obtained or maintained despite using commercially reasonable efforts to do so, Provider shall promptly notify Recipient in writing, and (i) Provider shall not be obligated under this Agreement to provide Recipient access to or use of any third party software or services requiring such Consents or to provide any Services dependent upon such Consents until such Consents are obtained or maintained, and (ii) the Parties will reasonably cooperate with one another to achieve a reasonable alternative arrangement with respect thereto as necessary.

ARTICLE IV

CONFIDENTIALITY

Section 4.01 Recipient Confidential Information. From and after the Effective Date, subject to Section 4.03, and except as contemplated by or otherwise provided for under this Agreement or the Separation Agreement, Provider shall not, and shall cause its Affiliates and its own and its Affiliates’ officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives or third parties providing Services pursuant to this Agreement (collectively, “Representatives”), to not, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than to Recipient and its Affiliates (collectively, the “Recipient Group”) and their respective Representatives, and to Provider and its Affiliates (collectively, the “Provider Group”) and their respective Representatives who reasonably need to know such information in connection with the provision of Services under this Agreement and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, Recipient will be responsible, or use or otherwise exploit for its own benefit or for the benefit of any third party (other than members of the Recipient Group), any Recipient Confidential Information (as defined below).

For the purposes of this Agreement, “Group” shall mean the Provider Group or the Recipient Group, as the context requires. If any disclosures are made by members of the Recipient Group to members of the Provider Group in connection with the provision of Services under this Agreement, then the Recipient Confidential Information so disclosed shall be used by the Provider Group only as required to perform the Services or, if applicable, to the extent permitted by the Separation Agreement. Provider shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Recipient Confidential Information by any member of the Provider Group or its Representatives as it uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Agreement, any information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by the Recipient Group that is furnished to, or in possession of, any member of the Provider Group, in each case in connection with the Services provided under this Agreement and irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by members of the Provider Group, that contain, or otherwise reflect, such information, material or documents is hereinafter referred to as “Recipient Confidential Information.” Recipient Confidential Information does not include, and there shall be no obligation hereunder, with respect to information that (i) is or becomes generally available to the public, other than as a result of a disclosure by a member of the Provider Group or its Representatives not otherwise permissible hereunder, (ii) Provider can demonstrate was or became available to the Provider Group from a source other than the Recipient Group or its Representatives, or (iii) is developed independently by the Provider Group without reference to the Recipient Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by Provider to be bound by a confidentiality or non-disclosure agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Recipient Group with respect to such information.

Section 4.02 Provider Confidential Information. From and after the Effective Date, subject to Section 4.03, and except as contemplated by or otherwise provided for under this Agreement or the Separation Agreement, Recipient shall not, and shall cause the members of the Recipient Group and their respective Representatives to not, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than members of the Provider Group and its Representatives, or members of the Recipient Group and its Representatives, who reasonably need to know such information in connection with the receipt of Services under this Agreement and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, Provider will be responsible, or use or otherwise exploit for its own benefit or for the benefit of any third party (other than members of the Provider Group), any Provider Confidential Information (as defined below). If any disclosures are made by members of the Provider Group to members of the Recipient Group in connection with the provision of Services under this Agreement, then the Provider Confidential Information (as defined below) so disclosed shall be used by the Recipient Group only as required to receive the Services or, if applicable, to the extent permitted by the Separation Agreement. Recipient shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Provider Confidential Information by any member of the Recipient Group or its Representatives as it uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care.

For purposes of this Agreement, any information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by the Provider Group that is furnished to, or in possession of, any member of the Recipient Group, in each case in connection with the Services provided under this Agreement and irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by members of the Recipient Group, that contain, or otherwise reflect, such information, material or documents, is hereinafter referred to as “Provider Confidential Information,” and, together with the Recipient Confidential Information, “Confidential Information.” Provider Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Recipient Group or its Representatives not otherwise permissible hereunder, (ii) Recipient can demonstrate was or became available to the Recipient Group from a source other than the Provider Group or its Representatives, or (iii) is developed independently by the Recipient Group without reference to the Provider Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by Recipient to be bound by a confidentiality or non-disclosure agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Provider Group with respect to such information.

Section 4.03 Required Disclosure. Notwithstanding anything to the contrary in Sections 4.01 and 4.02, in the event that any demand or request for disclosure of Confidential Information is made by judicial or administrative process or by other requirements of Law, the Party requested to disclose Confidential Information concerning a member of the other Group shall (to the extent not prohibited by judicial or administrative process or by other requirements of Law) promptly notify such member of the other Group of the existence of such request or demand and, to the extent commercially practicable, shall provide such member of the other Group thirty (30) days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which the Parties will, at the expense of the requesting Party, cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party that is required to disclose Confidential Information about a member of the Group shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such information.

Section 4.04 Return or Destruction of Confidential Information. Upon the written request of a Party or a member of its Group, except as contemplated by or otherwise provided for under the Separation Agreement, the other Party shall take, and shall cause the applicable members of its Group to take, reasonable steps to promptly (a) deliver to the requesting Person all original copies of Confidential Information (whether written or electronic) concerning the requesting Person or any member of its Group that is in the possession of the other Party or any member of its Group and (b) if specifically requested by the requesting Person, destroy any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law; provided, however, that if Recipient requests that Provider return or destroy Confidential Information concerning Recipient or any member of the Recipient Group, then Provider shall not be required to continue providing any Services to the extent Provider’s ability to provide such Services is negatively impacted by its failure to no longer have possession of such Confidential Information. Upon the written request of the requesting Person, the other Party shall, or shall cause another member of its Group to cause, its duly authorized officers to certify in writing to the requesting party that the requirements of the preceding sentence have been satisfied in full.

ARTICLE V

INTELLECTUAL PROPERTY

Section 5.01 Recipient Intellectual Property. Except as otherwise agreed by the Parties, all data, software, or other property or assets owned or created by Recipient, including, without limitation, derivative works thereof, and new data or software created by Recipient at Recipient’s expense, in connection with its receipt of Services and all intellectual property rights therein (the “Recipient Property”), shall remain the sole and exclusive property and responsibility of Recipient. Provider shall not acquire any rights in any Recipient Property pursuant to this Agreement.

Section 5.02 Provider Intellectual Property. Except as otherwise agreed by the Parties, all data, software or other property or assets owned or created by Provider, including, without limitation, derivative works thereof, and new data or software created by Provider at Provider’s expense, in connection with the provision of Services and all intellectual property rights therein (the “Provider Property”), shall be the sole and exclusive property and responsibility of Provider. Recipient shall not acquire any rights in any Provider Property pursuant to this Agreement.

ARTICLE VI

LIMITED LIABILITY AND INDEMNIFICATION

Section 6.01 Consequential and Other Damages. Notwithstanding anything to the contrary contained in the Separation Agreement or this Agreement, no member of either Group or their Representatives shall be liable to any member of the other Group or its Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental, punitive or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or nonperformance of any Services under this Agreement, including with respect to business interruptions or claims of customers.

Section 6.02 Limitation of Liability. Subject to any obligations to reperform any Services as set forth in Section 6.03, the maximum amount of the Losses of each member of the Provider Group and its Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement), or from the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall not exceed the total aggregate Service Fees (excluding any Expenses or other third-party costs) actually paid to Provider by Recipient pursuant to this Agreement.

Section 6.03 Obligation To Reperform; Liabilities. In the event of any breach of this Agreement by any member of the Provider Group (or any third parties providing Services under this Agreement) with respect to the provision of any Services (with respect to which the Provider can reasonably be expected to reperform in a commercially reasonable manner), the Provider shall (a) promptly correct or cause to be corrected in all material respects such error, defect or breach or reperform in all material respects such Services at the request of Recipient and at the sole cost and expense of the Provider and (b) subject to the limitations set forth in Sections 6.01 and 6.02, reimburse Recipient for Liabilities attributable to such breach by such member of the Provider Group (or any third parties providing Services under this Agreement). The remedy set forth in this Section 6.03 shall be the sole and exclusive remedy of Recipient for any such breach of this Agreement. Any request for reperformance in accordance with this Section 6.03 by Recipient must be in writing and specify in reasonable detail the particular breach, and such request must be made no more than one (1) month from the date such breach occurred.

Section 6.04 Release and Recipient Indemnity. Subject to Section 6.01, Recipient, on behalf of itself and its Affiliates, Representatives or other Persons using such Services, hereby releases each member of the Provider Group and its Representatives (each, a “Provider Indemnified Party”), and Recipient hereby agrees to indemnify, defend and hold harmless each such Provider Indemnified Party from and against any and all Losses arising from, relating to or in connection with the use of any Services by Recipient or any of its Affiliates, Representatives or other Persons using such Services, except to the extent such Losses arise out of, relate to or are a consequence of Provider’s recklessness or willful misconduct.

Section 6.05 Provider Indemnity. Subject to Section 6.01, Provider hereby agrees to indemnify, defend and hold harmless each member of the Recipient Group and its Representatives (each a “Recipient Indemnified Party”), from and against any and all Losses arising from, relating to or in connection with the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement to the extent that such Losses arise out of, relate to or are a consequence of Provider’s recklessness or willful misconduct.

Section 6.06 Indemnification Procedures. The provisions of Section 9.4 of the Separation Agreement shall govern claims for indemnification under this Agreement.

Section 6.07 Liability for Payment Obligations. Nothing in this Article VI shall be deemed to eliminate or limit, in any respect, Recipient’s express obligation to pay the Service Fees, Expenses and other amounts in accordance with this Agreement.

Section 6.08 Exclusion of Other Remedies. Except for the provisions of Section 2.06(b), Sections 6.03, 6.04, 6.05 and 6.06 of this Agreement shall be the sole and exclusive remedies of the Provider Indemnified Parties and the Recipient Indemnified Parties, as applicable, for any Losses arising pursuant to this Agreement.

ARTICLE VII

INDEPENDENT CONTRACTOR

In performing the Services hereunder, each Group shall operate as, and have the status of, an independent contractor. No Party’s employees shall be considered employees or agents of the other Party, nor shall the employees of either Party be eligible or entitled to any benefits, perquisites, or privileges given or extended to any of the other Party’s employees. Nothing contained in this Agreement shall be deemed or construed to create a joint venture or partnership between the Parties. No Party shall have any power or authority to bind or commit any other Party.

ARTICLE VIII

COMPLIANCE WITH LAWS

In the performance of its duties and obligations under this Agreement, each Party shall comply with all applicable laws. The Parties shall cooperate fully in obtaining and maintaining in effect all permits and licenses that may be required for the performance of the Services.

ARTICLE IX

TERM AND TERMINATION

Section 9.01 Term.

(a) The term of this Agreement shall commence on the Effective Date and end on March 31, 2016 (the “Termination Date”), or such earlier date, if any, upon which this Agreement is terminated in accordance with Section 9.02.

(b) Except as may be otherwise set forth on Schedule A, and subject to the last proviso of Section 1.03, Recipient may terminate any Service prior to the scheduled expiration date by giving Provider not less than thirty (30) days’ prior written notice, or such less time as may be agreed upon by the Parties. Recipient or Provider may terminate any Service for which a Specified Person is listed on Schedule A at any time after such Specified Person ceases to be employed by Provider or one its Subsidiaries or goes on a leave of absence; provided, however, that if during the term that the applicable Service is being provided pursuant to this Agreement, Provider receives advance notice that a Specified Person will cease to be employed by Provider or one of its Subsidiaries or will be going on a leave of absence, Provider will promptly provide such notice thereof to Recipient. Except as set forth in the immediately preceding sentence, Services can only be terminated at month-end. To the extent there are any break-up costs (including commitments made to, or in respect of, personnel or third parties due to the requirement to provide the Services, prepaid expenses related to the Services or costs related to terminating such commitments) reasonably incurred by Provider as a result of any early termination of a Service by Recipient, Provider shall use its reasonable best efforts to mitigate such costs, and Recipient shall bear such costs and reimburse Provider in full for the same.

Section 9.02 Termination of this Agreement. This Agreement may be terminated:

(a) by the written agreement of the Parties;

(b) by Provider in the event that it delivers a Suspension Notice to Recipient and suspends delivery of a Service in accordance with Section 2.06(a), and such Suspension Notice is not satisfied within thirty (30) days of the date of delivery of such Suspension Notice;

(c) by either Party upon a material breach (other than non-payment of Service Fees or Expenses) by the other Party that is not cured (or reperformed in accordance with Section 6.03) within thirty (30) days after delivery of written notice of such breach from the non-breaching Party;

(d) by either Party in the event that the other Party shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) calendar days) related to its liquidation, insolvency or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, (iv) take any corporate action for its winding up or dissolution;

(e) by either Party, upon a Change in Control (as defined below) of the other Party. For the purposes of this Agreement, “Change in Control” shall mean, with respect to a Party, the occurrence after the Effective Time of any of the following: (i) the sale, conveyance or disposition, in one or a series of related transactions, of all or substantially all of the assets of such Party and its Group (taken as a whole) to a third party that is not a member of such Party’s Group prior to such transaction or the first of such related transactions; (ii) the consolidation, merger or other business combination of a Party with or into any other Person, immediately following which the then-current shareholders of the Party, as such, fail to own, in the aggregate, at least majority voting power of the surviving Party in such consolidation, merger or business combination, or of its ultimate publicly traded parent; (iii) a transaction or series of transactions in which any Person or “group” (as the term “group” is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder) acquires majority voting power of such Party (other than a reincorporation or similar corporate transaction in which each of such Party’s shareholders owns, immediately thereafter, interests in the new parent company in substantially the same percentage as such shareholder owned in such Party immediately prior to such transaction); or (iv) a majority of the board of directors of such Party ceases to consist of individuals who have become directors as a result of being nominated or elected by a majority of such Party’s directors; or

(f) by either Party if all of the Services have been terminated early in accordance with Section 9.01(b).

Section 9.03 Effect. In the event of termination of this Agreement in its entirety pursuant to this Article IX, or upon the Termination Date, this Agreement shall cease to have further force or effect, and neither Party shall have any liability to the other Party with respect to this Agreement; provided that:

(a) termination or expiration of this Agreement for any reason shall not release a Party from any liability or obligation, including the requirement to pay Service Fees or Expenses, that already has accrued as of the effective date of such termination or expiration, and shall not constitute a waiver or release of, or otherwise be deemed to adversely affect, any rights, remedies or claims which a Party may have hereunder at law, equity or otherwise or which may arise out of or in connection with such termination or expiration;

(b) as promptly as practicable, following termination of this Agreement in its entirety or with respect to any Service to the extent applicable, and the payment by Recipient of all amounts owing hereunder, Provider shall return all reasonably available material, inventory and other property of Recipient held by Provider, and shall deliver copies of all of Recipient’s records maintained by Provider with regard to the Services in Provider’s standard format and media. Provider shall deliver such property and records to such location or locations, as reasonably requested by Recipient. Arrangements for shipping, including the cost of freight and insurance, and the reasonable cost of packing incurred by Provider shall be borne by Recipient; and

(c) Articles IV, V, VI, VII, X and XI, and this Section 9.03, shall survive any termination or expiration of this Agreement and remain in full force and effect.

ARTICLE X

DISPUTE RESOLUTION

Section 10.01 Dispute Resolution. The provisions of Sections 10.1 – 10.3 of the Separation Agreement shall apply, mutatis mutandis, to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or the transactions contemplated hereby.

Section 10.02 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY A PARTY TO COMPEL THE DISPUTE RESOLUTION PROCEDURES PROVIDED IN THIS ARTICLE X AND THE ENFORCEMENT OF ANY AWARDS OR DECISION OBTAINED FROM SUCH ARBITRATION PROCEEDING, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Further Assurances. From time to time, each Party agrees to execute and deliver such additional documents, and will provide such additional information and assistance as either Party may reasonably require to carry out the terms of this Agreement.

Section 11.02 Amendments and Waivers.

(a) No provision of this Agreement, including Schedule A, may be amended except by an agreement in writing signed by both Parties.

(b) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or the Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is executed by a writing signed by an authorized representative of such Party. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be construed to be a waiver by the waiving Party of any subsequent or other default, nor shall it in any way affect the validity of this Agreement or prejudice the rights of the other Party, thereafter, to enforce each and every such provision. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 11.03 Entire Agreement. This Agreement and Schedule A hereto, as well as any other agreements and documents referred to herein (including the Separation Agreement and the agreements contemplated thereby, to the extent applicable), constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the Parties with respect to such subject matter. No agreements or understandings exist between the Parties with respect to the subject matter hereof other than those set forth or referred to herein.

Section 11.04 Third Party Beneficiaries. Except for the indemnification provisions in Article VI, this Agreement is for the sole benefit of the Parties and their successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 11.05 Notices. All notices, demands and other communications required to be given to a Party hereunder shall be in writing and shall be personally delivered, sent by a nationally recognized overnight courier, or mailed by registered or certified mail (postage prepaid, return receipt requested) to such Party at the relevant street address set forth below (or at such other street address as such Party may designate from time to time by written notice in accordance with this provision):

If to Provider, to:

Inland American Real Estate Trust, Inc.

2809 Butterfield Road

Oak Brook, Illinois 60523

Attention: President and Chief Executive Officer

If to Recipient, to:

Xenia Hotels & Resorts, Inc.

200 S. Orange Avenue, Suite 1200

Orlando, Florida 32801

Attention: President and Chief Executive Officer

Notice by courier or certified or registered mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or similar acknowledgment. All notices and communications delivered in person shall be deemed to have been delivered to and received by the addressee, and shall be effective, on the date of personal delivery.

Section 11.06 Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, each of which, when so executed and delivered or transmitted by facsimile, e-mail or other electronic means, shall be deemed to be an original, and all of which taken together shall constitute but one and the same instrument. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 11.07 Severability. If any term or other provision of this Agreement or the Schedules attached hereto or thereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 11.08 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns; provided, however, that, except as provided in Section 1.04 and other provisions herein allowing Provider to delegate its obligations hereunder to third parties, no Party may assign, delegate or transfer (by operation of law or otherwise) its respective rights, or delegate its respective obligations, under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to (i) any member of such Party’s Group; provided, however, that each Party shall at all times remain liable for the performance of its obligations under this Agreement by any such Group member, or (ii), subject to Provider’s right to terminate this Agreement pursuant to Section 9.01(e) hereof, any successor by merger, consolidation, reorganization, recapitalization, acquisition or person acquiring all or substantially all of the assets of such Party pursuant to a Change of Control, provided, however, that such successor shall assume all obligations of such under this Agreement. Any attempted assignment or delegation in violation of this Section 11.08 shall be null and void.

Section 11.09 Governing Law. This Agreement, and the legal relations between the Parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof, to the extent such rules would require the application of the law of another jurisdiction.

Section 11.10 Disclaimer of Representations and Warranties.

(a) It is understood and agreed that the employees of Provider and the other members of the Provider Group performing the Services are not professional providers to third parties of the types of services included in the Services and that some or all of the Provider Group employees performing Services may have other responsibilities and may not be dedicated full-time to performing Services hereunder. EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY MADE IN THIS AGREEMENT, PROVIDER HAS NOT MADE, AND DOES NOT HEREBY MAKE, ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR COVENANTS, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. ALL OTHER REPRESENTATIONS, WARRANTIES, AND COVENANTS, EXPRESS OR IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE ARE HEREBY DISCLAIMED.

(b) Without limiting the generality of any other provision hereof, it is not the intent of any member of the Provider Group (or their Affiliates) to render professional advice or opinions, whether with regard to tax, legal, treasury, finance, intellectual property, employment or other matters; Recipient shall not rely on any Service provided by (or caused to be provided

by) Provider for such professional advice or opinions; and notwithstanding Recipient’s receipt of any proposal, recommendation or suggestion in any way relating to tax, legal, treasury, finance, intellectual property, employment or any other subject matter, Recipient shall seek all third-party professional advice and opinions as it may desire or need; and, with respect to any software or documentation provided in connection with the Services, Recipient shall use such software and documentation internally and for their intended purpose only, shall not distribute, publish, transfer, sublicense or in any manner make such software or documentation available to other organizations or persons, and shall not act as a service bureau or consultant in connection with such software.

(c) A material inducement to the provision of Services is the limitation of liability, damages and recourse set forth herein and the release and indemnity provided by Recipient.

Section 11.11 Force Majeure.

(a) Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as, and to the extent to which, the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations, and (ii) the nature, quality and standard of care that Provider shall provide in delivering a Service after a Force Majeure shall again comply with Section 1.02. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause.

(b) During the period of a Force Majeure impacting Provider, Recipient shall be entitled to seek an alternative service provider with respect to such Service(s) (and shall be relieved of the obligation to pay Service Fees for such Service(s) throughout the duration of such Force Majeure) and shall be entitled to permanently terminate such Service(s) if a Force Majeure shall continue to exist for more than sixty (60) consecutive days, it being understood that Recipient shall provide advance notice of such termination to Provider.

(c) For purposes of this Agreement “Force Majeure” means with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Party (or such Person), or, if it could have been reasonably foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

Section 11.12 Construction and Interpretation.

(a) This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

(b) If there is any conflict between the provisions of this Agreement and the Separation Agreement, the provisions of this Agreement shall control (but only with respect to the subject matter hereof) unless explicitly stated otherwise herein. If there is any conflict between the provisions of the main body of this Agreement and any Schedule to this Agreement, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise herein.

(c) References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

Section 11.13 Titles and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement

Section 11.14 Schedules. The Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 11.15 Specific Performance. Subject to the provisions of Article X, from and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to seek specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, may be inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 11.16 Limited Liability. Notwithstanding any other provision of this Agreement, no Specified Person, person designated as the coordinator of Services pursuant to Section 1.05(a) or other individual who is a shareholder, director, employee, officer, agent or representative of Provider or Recipient, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of Provider or Recipient, as applicable, under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Provider or Recipient, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the date first written above.

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Thomas P. McGuinness
Name: Thomas P. McGuinness
Title: President

XENIA HOTELS & RESORTS, INC.

By:	/s/ Marcel Verbaas
Name: Marcel Verbaas
Title: President and Chief Executive Officer